Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Matt Schroder	Thierry Denis
419.248.8987	419.248.5748

Owens Corning Elects Cesar Conde and Maryann T. Seaman to Board of Directors

TOLEDO, Ohio, Aug. 6, 2014 – Owens Corning (NYSE: OC) today announced that Cesar Conde, Executive Vice President, NBCUniversal and Maryann T. Seaman, Executive Vice President and Chief Financial Officer, FMC Technologies, Inc., have been elected to the company’s Board of Directors.

“We welcome Maryann and Cesar to our Board of Directors,” said Owens Corning Chairman and Chief Executive Officer Mike Thaman. “Our company will benefit from their broad business experience and diverse backgrounds.”

Cesar Conde joined NBCUniversal in October of 2013. He previously served as President of the Univision Networks at Univision Communications Inc., the leading media company serving Hispanic America. He is a Trustee of both the Aspen Institute and the Paley Center for Media, as well as a Full Member at the Council on Foreign Relations and a Young Global Leader for the World Economic Forum. He sits on the Boards for the Foundation for Excellence in Education, and the White House Initiative on Educational Excellence for Hispanics.

Mr. Conde holds a bachelor’s degree with honors from Harvard University, and an MBA from the Wharton School at the University of Pennsylvania.

Maryann Seaman is Executive Vice President and Chief Financial Officer of FMC Technologies, Inc., a leading global provider of technology solutions for the energy industry. She joined the company in 1986 and has served as Senior Vice President and CFO, Vice President, Deputy Chief Financial Officer and Treasurer as well as Vice President of Administration. She also served as the Secretary to the Compensation and the Nominating and Governance Committees of the Board of Directors for FMC Technologies. Ms. Seaman currently serves on the board of the Cynthia Woods Mitchell Pavilion, an outdoor amphitheater that provides the Greater Houston region with an array of performing arts events, educational outreach programs and contemporary entertainment.

Ms. Seaman holds a bachelor’s degree in Accounting and an MBA from Rider University in Lawrenceville, New Jersey.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune® 500 company for 60 consecutive years and in business for more than 75 years, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $5.3 billion in 2013 and about 15,000 employees in 27 countries. Additional information is available at www.owenscorning.com.